UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



 (Check One): [X]  Form 10-K  Form 20-F   Form 11-K   Form 10-Q   Form 10-D
Form N-SAR    Form N-CSR
                       For Period Ended: December 31, 2005
                   -------------------------------------------

                     Transition Report on Form 10-K
                     Transition Report on Form 20-F
                     Transition Report on Form 11-K
                     Transition Report on Form 10-Q
                     Transition Report on Form N-SAR

                        For the Transition Period Ended:
                          ----------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Anteon International Corporation
Full Name of Registrant


Former Name if Applicable

3211 Jermantown Road,
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Fairfax, VA 22030
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date;
               and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The annual report on Form 10-K (the "Form 10-K") of Anteon International Corporation (the "Company") for the annual period ended December 31, 2005 could not be filed within the prescribed time period due to technical difficulties. The Company transmitted its Form 10-K on March 16, 2006, after the 5:30 p.m. Eastern Time deadline.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


 Vincent J. Kiernan,                 703                    246-0200
 -------------------                 ----                   --------
                                 (Area Code)            Telephone Number)
 Senior Vice President
  of Finance
    (Name)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

            X  Yes       No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          X  Yes      No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

          The results of operations for the fiscal year ending December 31, 2005 are included in the Company's 10-K filed as of the date hereof.




                        Anteon International Corporation
                        ---------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     March 16, 2006         By       /s/ Vincent J. Kiernan
     ----------------------         ----------------------------------------
                                         Name:    Vincent J. Kiernan
                                         Title:   Senior Vice President
                                                  of Finance


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).